BNY Mellon 4Q17 Earnings Release

News Release
BNY MELLON REPORTS FOURTH QUARTER EARNINGS OF $1.13 BILLION OR $1.08 PER COMMON SHARE
Fourth quarter results include:

•	U.S. tax legislation estimated net benefit of $427 million, or $0.41 per common share

•	Severance, litigation and other charges of $246 million, or $0.24 per common share (a)

TOTAL REVENUE OF $3.7 BILLION, DECREASED 2%

•	Includes $320 million negative impact related to U.S. tax legislation and other charges (a); which decreased total revenue growth by 8%

•	Investment management and performance fees increased 13%

•	Investment services fees increased 5%; Asset servicing fees increased 6%

TOTAL EXPENSE OF $3.0 BILLION, INCREASED 14%

•	Includes $282 million (pre-tax) for severance, litigation and other charges (a); which increased total expense growth by 11%

FULL-YEAR 2017 EARNINGS OF $3.9 BILLION, OR $3.72 PER COMMON SHARE, AN INCREASE OF 18%

•	Total revenue up 2% and total expense up 4%

•	Includes impact of U.S. tax legislation, severance, litigation and other charges (a); which decreased revenue growth by 2% and increased expense growth by 3%

•	These items increased earnings per share growth by 5%

EXECUTING ON CAPITAL PLAN

•	Returned nearly $900 million through share repurchases and dividends and $3.6 billion in full-year 2017

NEW YORK, January 18, 2018 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today reported fourth quarter net income applicable to common shareholders of $1.13 billion, or $1.08 per diluted common share. Results for the fourth quarter 2017 include an estimated net benefit related to the Tax Cuts and Jobs Act (“U.S. tax legislation”) of $427 million, or $0.41 per common share, and severance, litigation and other charges of $246 million, or $0.24 per common share (a). Net income applicable to common shareholders was $822 million, or $0.77 per diluted common share, in the fourth quarter of 2016, and $983 million, or $0.94 per diluted common share, in the third quarter of 2017.

“Our fourth quarter results were impacted by new tax legislation and actions that we took to strengthen our firm for the longer term. Aside from these items, our results were favorably impacted by strong equity markets and the underlying businesses continued to show modest growth in revenues and profits,” Charles W. Scharf, chairman and chief executive officer, said.

“We saw strength in asset servicing along with growth in collateral management and clearing services – areas where we see continued client demand. Additionally, our investment management business performed well due to an uplift from global equity markets, net inflows and improved investment performance fees, resulting from good investment performance, especially in fixed income,” Mr. Scharf continued.

“The actions that resulted in the severance and other charges during the quarter are part of an ongoing review of our performance. We expect this review to be completed by our March 8th Investor Day where we intend to provide a comprehensive update of the review and have a broader discussion about our firm.”

“In addition, we have thought how best to use the ongoing benefit from lower taxes and we believe that we have a responsibility to our employees to share the benefit, as well as to invest as much as we intelligently can to build the company for the future so we can serve our clients, communities, and shareholders for the long term.  At this point, we are anticipating that the impact of the lower tax rate would be almost entirely offset by actions that we will take to reinvest this benefit in our employees and our business,” Mr. Scharf concluded.
__________________________________________

(a)	Other charges include an asset impairment and investment securities losses related to the sale of certain securities.

Media Relations: Jennifer Hendricks Sullivan (212) 635-1374	Investor Relations: Valerie Haertel (212) 635-8529

BNY Mellon 4Q17 Earnings Release

FOURTH QUARTER 2017 FINANCIAL HIGHLIGHTS
(comparisons are 4Q17 vs. 4Q16, unless otherwise stated)

Earnings

•	Reported 4Q earnings of $1.13 billion, or $1.08 per common share, including the estimated impact of U.S. tax legislation and other charges (a).

Amounts included in 4Q17 results
(dollars in millions, except earnings per share)	Results - GAAP	U.S. tax legislation	Other charges	(a)
Fee and other revenue	$2,860	$(279)	$(37)
Income from consolidated investment management funds	17	—	—
Net interest revenue	851	(4)	—
Total revenue	3,728	(283)	(37)
Provision for credit losses	(6)	—	—
Total noninterest expense	3,006	—	282
Income before taxes	728	(283)	(319)
(Benefit) provision for income taxes	(453)	(710)	(73)
Net income	$1,181	$427	$(246)

Diluted earnings per common share	$1.08	$0.41	$(0.24)

(a)	Other charges include severance, litigation, an asset impairment and investment securities losses related to the sale of certain securities.

•	Total revenue of $3.7 billion, decreased 2%.

•	Investment services fees increased 5% reflecting higher money market fees, higher equity market values and termination fees due to lost business recorded in 4Q17.

•
Investment management and performance fees increased 13% due to higher equity market values, money market fees, performance fees and the favorable impact of a weaker U.S. dollar. Investment management and performance fees increased 11% on a constant currency basis (Non-GAAP) (b).

•	Foreign exchange revenue was unchanged reflecting higher volumes offset by lower volatility.

•	Investment and other income decreased reflecting the impact of U.S. tax legislation on our renewable energy investments.

•	Net interest revenue increased 2% driven by higher interest rates, offset by lower average deposits and loans as well as the impact of interest rate hedging activities and leasing.

•	The provision for credit losses was a credit of $6 million.

•
Noninterest expense of $3.0 billion, increased 14% reflecting higher severance, litigation and an asset impairment, as well as higher incentive expense driven by stronger performance and the unfavorable impact of the weaker U.S. dollar.

•	Preferred stock dividends of $49 million.

U.S. tax legislation

•	U.S. tax legislation increased net income by an estimated $427 million as follows:

(estimated in millions)	Total revenue	Income taxes	Net income
Remeasurement of net deferred tax liabilities (c)	$—	$1,191	$1,191
Repatriation tax	—	(723)	(723)
Other items	(4)	(39)	(43)
Renewable energy investments	(279)	281	2
	$(283)	$710	$427

(c)	Excluding deferred tax liabilities related to renewable energy investments.

•	Regulatory capital decreased by $551 million driven by the repatriation tax, offset by the tax benefit related to the remeasurement of certain deferred tax liabilities.

•	Effective tax rate for 2018 is expected to be approximately 21%.

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BNY Mellon 4Q17 Earnings Release

Assets under custody and/or administration (“AUC/A”) and Assets under management (“AUM”)

•	Record AUC/A of $33.3 trillion increased 11% reflecting higher market values, the favorable impact of a weaker U.S. dollar and net new business.

•	Estimated new AUC/A wins in Asset Servicing of $575 billion in 4Q17.

•	Record AUM of $1.9 trillion increased 15% reflecting higher market values, the favorable impact of a weaker U.S. dollar and net inflows.

•	Net long-term inflows of $16 billion in 4Q17 reflect inflows of liability-driven investments, partially offset by outflows of active equity and fixed income investments and index funds.

•	Net short-term outflows of $4 billion in 4Q17.

Capital and liquidity

•
Repurchased 12 million common shares for $651 million and paid $248 million in dividends to common shareholders and repurchased 55 million common shares for $2.7 billion and paid $901 million in dividends in full-year 2017.

•	Return on common equity of 12% and 11% in full-year 2017.

•	Adjusted return on tangible common equity of 27% and 24% in full-year 2017 (b).

•	SLR – transitional of 6.1%; SLR – fully phased-in of 5.9% (b).

•	Average LCR of 118%.

(b)
See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 23 for the reconciliation of Non-GAAP measures. In all periods presented, Non-GAAP information excludes the net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges. See “Capital and Liquidity” beginning on page 12 for the reconciliation of the SLR.

Note: Throughout this document, sequential growth rates are unannualized.

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BNY Mellon 4Q17 Earnings Release

FINANCIAL SUMMARY

(dollars in millions, except per share amounts; common shares in thousands)						4Q17 vs.
	4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16
Revenue:
Fee and other revenue	$2,860	$3,167	$3,120	$3,018	$2,954	(10)%		(3)%
Income from consolidated investment management funds	17	10	10	33	5
Net interest revenue	851	839	826	792	831	1		2
Total revenue – GAAP	3,728	4,016	3,956	3,843	3,790	(7)		(2)
Less: Net income attributable to noncontrolling interests related to consolidated investment management funds	9	3	3	18	4
Total revenue, as adjusted – Non-GAAP	3,719	4,013	3,953	3,825	3,786	(7)		(2)
Provision for credit losses	(6)	(6)	(7)	(5)	7
Expense:
Noninterest expense – GAAP	3,006	2,654	2,655	2,642	2,631	13		14
Less: Amortization of intangible assets	52	52	53	52	60
M&I, litigation and restructuring charges	80	6	12	8	7
Total noninterest expense, as adjusted – Non-GAAP	2,874	2,596	2,590	2,582	2,564	11		12
Income:
Income before income taxes	728	1,368	1,308	1,206	1,152	(47)%		(37)%
(Benefit) provision for income taxes	(453)	348	332	269	280
Net income	$1,181	$1,020	$976	$937	$872
Net (income) attributable to noncontrolling interests (a)	(6)	(2)	(1)	(15)	(2)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	1,175	1,018	975	922	870
Preferred stock dividends	(49)	(35)	(49)	(42)	(48)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$1,126	$983	$926	$880	$822

Operating leverage (b)						(2,043	) bps	(1,589	) bps
Adjusted operating leverage – Non-GAAP (b)(c)						(1,804	) bps	(1,386	) bps

Key Metrics:
Pre-tax operating margin (c)	20%	34%	33%	31%	30%
Adjusted pre-tax operating margin – Non-GAAP (c)	23%	35%	35%	33%	32%

Return on common equity (annualized) (c)	12.1%	10.6%	10.4%	10.2%	9.3%
Adjusted return on common equity (annualized) – Non-GAAP (c)	13.2%	11.0%	10.8%	10.7%	9.8%

Return on tangible common equity (annualized) – Non-GAAP (c)(d)	25.9%	21.9%	21.9%	22.2%	20.4%
Adjusted return on tangible common equity (annualized) – Non-GAAP (c)(d)	27.4%	22.0%	22.1%	22.4%	20.5%

Fee revenue as a percentage of total revenue	77%	78%	79%	78%	78%

Percentage of non-U.S. total revenue	39%	36%	35%	34%	34%

Average common shares and equivalents outstanding:
Basic	1,024,828	1,035,337	1,035,829	1,041,158	1,050,888
Diluted	1,030,404	1,041,138	1,041,879	1,047,746	1,056,818

Period end:
Full-time employees	52,500	52,900	52,800	52,600	52,000
Book value per common share – GAAP (d)	$37.21	$36.11	$35.26	$34.23	$33.67
Tangible book value per common share – Non-GAAP (d)	$18.24	$18.19	$17.53	$16.65	$16.19
Cash dividends per common share	$0.24	$0.24	$0.19	$0.19	$0.19
Common dividend payout ratio	22%	26%	22%	23%	25%
Closing stock price per common share	$53.86	$53.02	$51.02	$47.23	$47.38
Market capitalization	$54,584	$54,294	$52,712	$49,113	$49,630
Common shares outstanding	1,013,442	1,024,022	1,033,156	1,039,877	1,047,488
(a)    Primarily attributable to noncontrolling interests related to consolidated investment management funds.

(b)
Operating leverage is the rate of increase (decrease) in total revenue less the rate of increase (decrease) in total noninterest expense. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 23 for the components of this measure.

(c)
Non-GAAP information for all periods presented excludes the net income attributable to noncontrolling interests related to consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 23 for the reconciliation of Non-GAAP measures.

(d)
Tangible book value per common share – Non-GAAP and tangible common equity exclude goodwill and intangible assets, net of deferred tax liabilities, which, at Dec. 31, 2017, have been remeasured at the lower statutory corporate tax rate. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 23 for the reconciliation of Non-GAAP measures.

bps – basis points.

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BNY Mellon 4Q17 Earnings Release

KEY MARKET METRICS

The following table presents key market metrics at period end and on an average basis.

Key market metrics						4Q17 vs.
	4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16
Standard & Poor’s (“S&P”) 500 Index (a)	2674	2519	2423	2363	2239	6%		19%
S&P 500 Index – daily average	2603	2467	2398	2326	2185	6		19
FTSE 100 Index (a)	7688	7373	7313	7323	7143	4		8
FTSE 100 Index – daily average	7477	7380	7391	7274	6923	1		8
MSCI EAFE (a)	2051	1974	1883	1793	1684	4		22
MSCI EAFE – daily average	2005	1934	1856	1749	1660	4		21
Barclays Capital Global Aggregate BondSM Index (a)(b)	485	480	471	459	451	1		8
NYSE and NASDAQ share volume (in billions)	188	179	199	186	189	5		(1)
JPMorgan G7 Volatility Index – daily average (c)	7.41	8.17	7.98	10.10	10.24	(9)		(28)
Average interest on excess reserves paid by the Federal Reserve	1.30%	1.25%	1.04%	0.79%	0.55%	5	bps	75	bps
Foreign exchange rates vs. U.S. dollar:
British pound (a)	$1.35	$1.34	$1.30	$1.25	$1.23	1%		10%
British pound – average rate	1.33	1.31	1.28	1.24	1.24	2		7
Euro (a)	1.20	1.18	1.14	1.07	1.05	2		14
Euro – average rate	1.18	1.17	1.10	1.07	1.08	1		9

(a)	Period end.

(b)	Unhedged in U.S. dollar terms.

(c)	The JPMorgan G7 Volatility Index is based on the implied volatility in 3-month currency options.
bps – basis points.

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BNY Mellon 4Q17 Earnings Release

FEE AND OTHER REVENUE

Fee and other revenue						4Q17 vs.
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16	3Q17	4Q16
Investment services fees:
Asset servicing (a)	$1,130	$1,105	$1,085	$1,063	$1,068	2%	6%
Clearing services	400	383	394	376	355	4	13
Issuer services	197	288	241	251	211	(32)	(7)
Treasury services	137	141	140	139	140	(3)	(2)
Total investment services fees	1,864	1,917	1,860	1,829	1,774	(3)	5
Investment management and performance fees	962	901	879	842	848	7	13
Foreign exchange and other trading revenue	166	173	165	164	161	(4)	3
Financing-related fees	54	54	53	55	50	—	8
Distribution and servicing	38	40	41	41	41	(5)	(7)
Investment and other (loss) income	(198)	63	122	77	70	N/M	N/M
Total fee revenue	2,886	3,148	3,120	3,008	2,944	(8)	(2)
Net securities (losses) gains	(26)	19	—	10	10	N/M	N/M
Total fee and other revenue	$2,860	$3,167	$3,120	$3,018	$2,954	(10)%	(3)%

(a)	Asset servicing fees include securities lending revenue of $51 million in 4Q17, $47 million in 3Q17, $48 million in 2Q17, $49 million in 1Q17 and $54 million in 4Q16.
N/M – Not meaningful.

KEY POINTS

•
Asset servicing fees increased 6% year-over-year and 2% sequentially. The year-over-year increase primarily reflects higher equity market values, net new business, including growth in collateral management, and the favorable impact of the weaker U.S. dollar. The sequential increase was primarily driven by net new business, securities lending, equity market values and money market fees.

•
Clearing services fees increased 13% year-over-year and 4% sequentially. The year-over-year increase primarily reflects higher money market fees and growth in long-term mutual fund assets. Both increases also reflect termination fees due to lost business recorded in 4Q17.

•
Issuer services fees decreased 7% year-over-year primarily reflecting lower volumes, fewer corporate actions and lower fees due to a reduction in shares outstanding in certain Depositary Receipts programs, partially offset by higher Corporate Trust revenue. The 32% sequential decrease primarily reflects seasonality in Depositary Receipts revenue.

•
Treasury services fees decreased 2% year-over-year and 3% sequentially, primarily reflecting higher compensating balance credits provided to clients, which reduced fee revenue and increased net interest revenue, partially offset by higher payment volumes.

•
Investment management and performance fees increased 13% year-over-year and 7% sequentially, primarily reflecting higher equity market values, money market fees and performance fees. The year-over-year increase also reflects the favorable impact of a weaker U.S. dollar (principally versus the British pound). On a constant currency basis (Non-GAAP), investment management and performance fees increased 11% compared with 4Q16.

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BNY Mellon 4Q17 Earnings Release

•	Foreign exchange and other trading revenue
	(in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
	Foreign exchange	$175	$158	$151	$154	$175
	Other trading (loss) revenue	(9)	15	14	10	(14)
	Total foreign exchange and other trading revenue	$166	$173	$165	$164	$161

Foreign exchange revenue was unchanged compared with 4Q16 and increased 11% sequentially. Year-over-year, higher volumes were offset by lower volatility. The sequential increase reflects higher volumes. The sequential decrease in other trading revenue primarily reflects the impact of hedging activities.

•	Financing-related fees increased 8% year-over-year primarily reflecting higher underwriting fees.

•	Investment and other (loss) income
	(in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
	Corporate/bank-owned life insurance	$43	$37	$43	$30	$53
	Expense reimbursements from joint venture	15	18	17	14	15
	Seed capital gains (a)	7	6	10	9	6
	Lease-related gains (losses)	4	—	51	1	(6)
	Equity investment income (loss)	4	—	7	26	(2)
	Asset-related gains (losses)	—	1	(5)	3	1
	Other (loss) income	(271)	1	(1)	(6)	3
	Total investment and other (loss) income	$(198)	$63	$122	$77	$70

(a)
Excludes the gain (loss) on seed capital investments in consolidated investment management funds which are reflected in operations of consolidated investment management funds, net of noncontrolling interests. The gain on seed capital investments in consolidated investment management funds was $8 million in 4Q17, $7 million in 3Q17, $7 million in 2Q17, $15 million in 1Q17 and $1 million in 4Q16.

Both decreases in investment and other income primarily reflect lower other income driven by the impact of U.S. tax legislation on our investments in renewable energy. The net impact of U.S. tax legislation on renewable energy investments was de minimis to net income, as the pre-tax accounting resulted in a reduction of $279 million to investment and other income, which was offset by the tax benefit from remeasurement of the related deferred tax liability.

•	Net securities losses were $26 million in 4Q17, driven by losses of $37 million on the sale of certain investment securities.

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BNY Mellon 4Q17 Earnings Release

NET INTEREST REVENUE

Net interest revenue						4Q17 vs.
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16
Net interest revenue	$851	$839	$826	$792	$831	1%		2%
Tax equivalent adjustment	11	12	12	12	12	N/M		N/M
Net interest revenue (FTE) – Non-GAAP (a)	$862	$851	$838	$804	$843	1%		2%

Net interest margin	1.14%	1.15%	1.14%	1.13%	1.16%	(1	) bps	(2	) bps
Net interest margin (FTE) – Non-GAAP (a)	1.16%	1.16%	1.16%	1.14%	1.17%	—		(1	) bps

Selected average balances:
Cash/interbank investments	$117,446	$114,449	$111,021	$106,069	$104,352	3%		13%
Trading account securities	2,723	2,359	2,455	2,254	2,288	15		19
Securities	120,225	119,089	117,227	114,786	117,660	1		2
Loans	56,772	55,944	58,793	60,312	63,647	1		(11)
Interest-earning assets	297,166	291,841	289,496	283,421	287,947	2		3
Interest-bearing deposits	147,763	142,490	142,336	139,820	145,681	4		1
Noninterest-bearing deposits	69,111	70,168	73,886	73,555	82,267	(2)		(16)
Long-term debt	28,245	28,138	27,398	25,882	24,986	—		13

Selected average yields/rates: (b)
Cash/interbank investments	0.98%	0.84%	0.67%	0.56%	0.47%
Trading account securities	2.02	2.26	2.85	3.12	3.17
Securities	1.85	1.80	1.72	1.71	1.67
Loans	2.60	2.63	2.44	2.15	1.92
Interest-earning assets	1.65	1.59	1.47	1.38	1.30
Interest-bearing deposits	0.17	0.16	0.09	0.03	(0.01)
Long-term debt	2.29	2.07	1.87	1.85	1.36

Average cash/interbank investments as a percentage of average interest-earning assets	40%	39%	38%	37%	36%
Average noninterest-bearing deposits as a percentage of average interest-earning assets	23%	24%	26%	26%	29%

(a)
Net interest revenue (FTE) – Non-GAAP and net interest margin (FTE) – Non-GAAP include the tax equivalent adjustments on tax-exempt income which allows for comparisons of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

(b)	Yields/rates include the impact of interest rate hedging activities.
FTE – fully taxable equivalent.
N/M – Not meaningful.
bps – basis points.

KEY POINTS

•
Net interest revenue increased 2% year-over-year and 1% sequentially. The year-over-year increase primarily reflects higher interest rates, partially offset by lower average deposits and loans as well as the impact of interest rate hedging activities and leasing. The sequential increase primarily reflects higher interest rates and higher average deposits, partially offset by leasing-related adjustments. Net interest revenue in 4Q17 was negatively impacted by $15 million for leasing-related adjustments (including $4 million related to the impact of U.S. tax legislation). Net interest revenue in 4Q16 was positively impacted by $25 million of interest rate hedging activities and a $15 million premium amortization adjustment.

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BNY Mellon 4Q17 Earnings Release

NONINTEREST EXPENSE

Noninterest expense						4Q17 vs.
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16	3Q17	4Q16
Staff	$1,614	$1,469	$1,417	$1,472	$1,395	10%	16%
Professional, legal and other purchased services	338	305	319	312	325	11	4
Software and equipment	297	233	232	223	237	27	25
Net occupancy	153	141	139	136	153	9	—
Distribution and servicing	106	109	104	100	98	(3)	8
Sub-custodian	59	62	65	64	57	(5)	4
Business development	66	49	63	51	71	35	(7)
Bank assessment charges	53	51	59	57	53	4	—
Other	188	177	192	167	175	6	7
Amortization of intangible assets	52	52	53	52	60	—	(13)
M&I, litigation and restructuring charges	80	6	12	8	7	N/M	N/M
Total noninterest expense – GAAP	$3,006	$2,654	$2,655	$2,642	$2,631	13%	14%

Staff expense as a percentage of total revenue	43%	37%	36%	38%	37%

Memo:
Adjusted total noninterest expense excluding amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP	$2,874	$2,596	$2,590	$2,582	$2,564	11%	12%
N/M – Not meaningful.

KEY POINTS

•
Total noninterest expense increased 14% year-over-year and 13% sequentially. Total noninterest expense in 4Q17 includes $282 million for severance, litigation and an asset impairment, which increased the year-over-year and sequential noninterest expense growth by 11%.

•
Both the year-over-year and sequential increases primarily reflect higher staff, litigation, software and equipment and professional, legal and other purchased services expenses. The year-over-year increase also reflects the unfavorable impact of the weaker U.S. dollar.

•	Staff expense reflects higher severance expense. Year-over-year, staff expense also reflects higher incentives, driven by stronger performance.

•	Software and equipment and professional, legal and other purchased services expenses primarily reflect an asset impairment recorded in 4Q17.

•	The sequential increase also reflects seasonally higher business development expense and higher net occupancy expense, driven by the cost to exit leased space.

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BNY Mellon 4Q17 Earnings Release

INVESTMENT SECURITIES PORTFOLIO

At Dec. 31, 2017, the fair value of our investment securities portfolio totaled $119.9 billion. The net unrealized pre-tax loss on our total securities portfolio was $85 million at Dec. 31, 2017 compared with a pre-tax gain of $257 million at Sept. 30, 2017. The net unrealized pre-tax loss was primarily driven by an increase in long-term interest rates. At Dec. 31, 2017, the fair value of the held-to-maturity securities totaled $40.5 billion and represented 34% of the fair value of the total investment securities portfolio.

The following table shows the distribution of our investment securities portfolio.

Investment securities portfolio (dollars in millions)	Sept. 30, 2017		4Q17 change in unrealized gain (loss)	Dec. 31, 2017			Fair value as a % of amortized cost (a)	Unrealized gain (loss)		Ratings (b)
													BB+ and lower
	Fair value			Amortized cost	Fair value					AAA/ AA-	A+/ A-	BBB+/ BBB-		Not rated
Agency RMBS	$49,917		$(260)	$50,210	$49,746		99%	$(464)		100%	—%	—%	—%	—%
U.S. Treasury	25,159		(6)	24,951	24,848		100	(103)		100	—	—	—	—
Sovereign debt/sovereign guaranteed	14,102		(21)	13,998	14,128		101	130		72	6	21	1	—
Non-agency RMBS (c)	1,185		(20)	811	1,091		85	280		—	1	3	85	11
Non-agency RMBS	594		(1)	511	549		98	38		7	4	21	67	1
European floating rate notes	387		2	275	271		97	(4)		49	51	—	—	—
Commercial MBS	11,033		(13)	11,425	11,394		100	(31)		99	1	—	—	—
State and political subdivisions	3,141		(25)	2,966	2,973		100	7		80	17	—	—	3
Foreign covered bonds	2,626		(3)	2,604	2,615		100	11		100	—	—	—	—
Corporate bonds	1,275		(7)	1,249	1,255		101	6		17	69	14	—	—
CLOs	2,550		3	2,898	2,909		100	11		98	—	—	1	1
U.S. Government agencies	2,496		17	2,570	2,603		101	33		100	—	—	—	—
Consumer ABS	1,157		(2)	1,040	1,043		100	3		93	—	5	2	—
Other (d)	4,122		(6)	4,485	4,483		100	(2)		82	16	—	—	2
Total investment securities	$119,744	(e)	$(342)	$119,993	$119,908	(e)	99%	$(85)	(e)(f)	93%	3%	3%	1%	—%
(a)    Amortized cost before impairments.

(b)	Represents ratings by S&P, or the equivalent.

(c)
These RMBS were included in the former Grantor Trust and were marked-to-market in 2009. We believe these RMBS would receive higher credit ratings if these ratings incorporated, as additional credit enhancements, the difference between the written-down amortized cost and the current face amount of each of these securities.

(d)
Includes commercial paper with a fair value of $700 million and $700 million and money market funds with a fair value of $939 million and $963 million at Sept. 30, 2017 and Dec. 31, 2017, respectively.

(e)	Includes net unrealized losses on derivatives hedging securities available-for-sale of $238 million at Sept. 30, 2017 and $147 million at Dec. 31, 2017.

(f)	Unrealized gains of $230 million at Dec. 31, 2017 related to available-for-sale securities, net of hedges.

Page - 10

BNY Mellon 4Q17 Earnings Release

NONPERFORMING ASSETS

Nonperforming assets (dollars in millions)	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Nonperforming loans:
Other residential mortgages	$78	$80	$91
Wealth management loans and mortgages	7	8	8
Commercial real estate	1	—	—
Financial institutions	—	2	—
Lease financing	—	—	4
Total nonperforming loans	86	90	103
Other assets owned	4	4	4
Total nonperforming assets	$90	$94	$107
Nonperforming assets ratio	0.15%	0.16%	0.17%
Allowance for loan losses/nonperforming loans	184.9	178.9	164.1
Total allowance for credit losses/nonperforming loans	303.5	294.4	272.8

Nonperforming assets decreased $4 million compared with Sept. 30, 2017 and $17 million compared with Dec. 31, 2016. The decrease in nonperforming assets compared with Sept. 30, 2017 primarily reflects lower other residential mortgages and financial institutions.

ALLOWANCE FOR CREDIT LOSSES, PROVISION AND NET CHARGE-OFFS

Allowance for credit losses, provision and net recoveries (in millions)	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Allowance for credit losses - beginning of period	$265	$270	$274
Provision for credit losses	(6)	(6)	7
Net recoveries:
Other residential mortgages	2	1	—
Financial institutions	—	—	—
Net recoveries	2	1	—
Allowance for credit losses - end of period	$261	$265	$281
Allowance for loan losses	$159	$161	$169
Allowance for lending-related commitments	102	104	112

Page - 11

BNY Mellon 4Q17 Earnings Release

CAPITAL AND LIQUIDITY

Our consolidated capital ratios are shown in the following table. The common equity Tier 1 (“CET1”), Tier 1 and Total risk-based regulatory capital ratios in the first section of the table below are based on Basel III components of capital, as phased-in (referred to as “Transitional ratios”).

Capital ratios	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016
Consolidated regulatory capital ratios: (a)
Standardized Approach:
CET1 ratio	12.0%	12.3%	12.3%
Tier 1 capital ratio	14.2	14.6	14.5
Total (Tier 1 plus Tier 2) capital ratio	15.1	15.6	15.2
Advanced Approach:
CET1 ratio	10.7	11.1	10.6
Tier 1 capital ratio	12.7	13.2	12.6
Total (Tier 1 plus Tier 2) capital ratio	13.4	14.0	13.0
Leverage capital ratio (b)	6.6	6.8	6.6
Supplementary leverage ratio (“SLR”)	6.1	6.3	6.0
BNY Mellon shareholders’ equity to total assets ratio	11.1	11.4	11.6
BNY Mellon common shareholders’ equity to total assets ratio	10.1	10.4	10.6

Selected regulatory capital ratios – fully phased-in – Non-GAAP: (a)(c)
CET1 ratio:
Standardized Approach	11.5%	11.9%	11.3%
Advanced Approach	10.3	10.7	9.7
SLR	5.9	6.1	5.6

(a)
Regulatory capital ratios for Dec. 31, 2017 are preliminary. For our CET1, Tier 1 capital and Total capital ratios, our effective capital ratios under the U.S. capital rules are the lower of the ratios as calculated under the Standardized and Advanced Approaches.

(b)	The leverage capital ratio is based on Tier 1 capital, as phased-in and quarterly average total assets.

(c)	Estimated.

CET1 generation in 4Q17 – preliminary	Transitional basis (b)	Fully phased-in – Non-GAAP (c)

(in millions)
CET1 – Beginning of period	$18,870	$18,141
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	1,126	1,126
Goodwill and intangible assets, net of related deferred tax liabilities	(808)	(872)
Gross CET1 generated	318	254
Capital deployed:
Dividends	(248)	(248)
Common stock repurchased	(651)	(651)
Total capital deployed	(899)	(899)
Other comprehensive income	360	424
Additional paid-in capital (a)	77	77
Other	(133)	(159)
Total other additions	304	342
Net CET1 deployed	(277)	(303)
CET1 – End of period	$18,593	$17,838
(a)    Primarily related to stock awards, the exercise of stock options and stock issued for employee benefit plans.
(b)    Reflects transitional adjustments to CET1 required under the U.S. capital rules.
(c)    Estimated.

Page - 12

BNY Mellon 4Q17 Earnings Release

The table presented below compares the fully phased-in Basel III capital components and risk-based ratios to those capital components and ratios determined on a transitional basis.

Basel III capital components and ratios	Dec. 31, 2017 (a)		Sept. 30, 2017		Dec. 31, 2016
(dollars in millions)	Transitional basis (b)	Fully phased-in – Non-GAAP (c)	Transitional basis (b)	Fully phased-in – Non-GAAP (c)	Transitional basis (b)	Fully phased-in – Non-GAAP (c)
CET1:
Common shareholders’ equity	$37,859	$37,709	$37,195	$36,981	$35,794	$35,269
Goodwill and intangible assets	(18,684)	(19,223)	(17,876)	(18,351)	(17,314)	(18,312)
Net pension fund assets	(169)	(211)	(72)	(90)	(55)	(90)
Equity method investments	(372)	(387)	(334)	(348)	(313)	(344)
Deferred tax assets	(33)	(41)	(31)	(39)	(19)	(32)
Other	(8)	(9)	(12)	(12)	—	(1)
Total CET1	18,593	17,838	18,870	18,141	18,093	16,490
Other Tier 1 capital:
Preferred stock	3,542	3,542	3,542	3,542	3,542	3,542
Deferred tax assets	(8)	—	(8)	—	(13)	—
Net pension fund assets	(42)	—	(19)	—	(36)	—
Other	(41)	(41)	(34)	(34)	(121)	(121)
Total Tier 1 capital	22,044	21,339	22,351	21,649	21,465	19,911

Tier 2 capital:
Subordinated debt	1,250	1,250	1,300	1,250	550	550
Allowance for credit losses	261	261	265	265	281	281
Trust preferred securities	—	—	—	—	148	—
Other	(12)	(12)	(7)	(7)	(12)	(11)
Total Tier 2 capital - Standardized Approach	1,499	1,499	1,558	1,508	967	820
Excess of expected credit losses	33	33	49	49	50	50
Less: Allowance for credit losses	261	261	265	265	281	281
Total Tier 2 capital - Advanced Approach	$1,271	$1,271	$1,342	$1,292	$736	$589

Total capital:
Standardized Approach	$23,543	$22,838	$23,909	$23,157	$22,432	$20,731
Advanced Approach	$23,315	$22,610	$23,693	$22,941	$22,201	$20,500

Risk-weighted assets:
Standardized Approach	$155,498	$155,309	$153,494	$152,995	$147,671	$146,475
Advanced Approach	$174,117	$173,916	$169,822	$169,293	$170,495	$169,227

Standardized Approach:
CET1 ratio	12.0%	11.5%	12.3%	11.9%	12.3%	11.3%
Tier 1 capital ratio	14.2	13.7	14.6	14.2	14.5	13.6
Total (Tier 1 plus Tier 2) capital ratio	15.1	14.7	15.6	15.1	15.2	14.2
Advanced Approach:
CET1 ratio	10.7%	10.3%	11.1%	10.7%	10.6%	9.7%
Tier 1 capital ratio	12.7	12.3	13.2	12.8	12.6	11.8
Total (Tier 1 plus Tier 2) capital ratio	13.4	13.0	14.0	13.6	13.0	12.1
(a)    Preliminary.
(b)    Reflects transitional adjustments to CET1, Tier 1 capital and Tier 2 capital required under the U.S. capital rules.
(c)    Estimated.

BNY Mellon has presented its estimated fully phased-in CET1 and other risk-based capital ratios and the fully phased-in SLR based on its interpretation of the U.S. capital rules, which are being gradually phased-in over a multi-year period, and on the application of such rules to BNY Mellon’s businesses as currently conducted. Management views the estimated fully phased-in CET1 and other risk-based capital ratios and fully phased-in SLR as key measures in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in CET1 and other risk-based capital ratios and fully phased-in SLR are intended to allow investors to compare these ratios with estimates presented by other companies.

Page - 13

BNY Mellon 4Q17 Earnings Release

Our capital and liquidity ratios are necessarily subject to, among other things, BNY Mellon’s further review of applicable rules, anticipated compliance with all necessary enhancements to model calibration, approval by regulators of certain models used as part of RWA calculations, other refinements, further implementation guidance from regulators, market practices and standards and any changes BNY Mellon may make to its businesses. Consequently, our capital and liquidity ratios remain subject to ongoing review and revision and may change based on these factors.

Supplementary Leverage Ratio

The following table presents the SLR on both the transitional and fully phased-in Basel III basis for BNY Mellon and our largest bank subsidiary, The Bank of New York Mellon.

SLR	Dec. 31, 2017 (a)		Sept. 30, 2017		Dec. 31, 2016
(dollars in millions)	Transitional basis	Fully phased-in – Non-GAAP (b)	Transitional basis	Fully phased-in – Non-GAAP (b)	Transitional basis	Fully phased-in – Non-GAAP (b)
Consolidated:
Tier 1 capital	$22,044	$21,339	$22,351	$21,649	$21,465	$19,911

Total leverage exposure:
Quarterly average total assets	$350,786	$350,786	$345,709	$345,709	$344,142	$344,142
Less: Amounts deducted from Tier 1 capital	19,186	19,892	18,154	18,856	17,333	18,887
Total on-balance sheet assets, as adjusted	331,600	330,894	327,555	326,853	326,809	325,255
Off-balance sheet exposures:
Potential future exposure for derivative contracts (plus certain other items)	6,613	6,613	6,213	6,213	6,021	6,021
Repo-style transaction exposures	1,086	1,086	1,034	1,034	533	533
Credit-equivalent amount of other off-balance sheet exposures (less SLR exclusions)	21,959	21,959	21,860	21,860	23,274	23,274
Total off-balance sheet exposures	29,658	29,658	29,107	29,107	29,828	29,828
Total leverage exposure	$361,258	$360,552	$356,662	$355,960	$356,637	$355,083

SLR - Consolidated (c)	6.1%	5.9%	6.3%	6.1%	6.0%	5.6%

The Bank of New York Mellon, our largest bank subsidiary:
Tier 1 capital	$20,478	$19,768	$20,718	$19,955	$19,011	$17,708
Total leverage exposure	$296,517	$296,231	$292,759	$292,421	$291,022	$290,230

SLR - The Bank of New York Mellon (c)	6.9%	6.7%	7.1%	6.8%	6.5%	6.1%

(a)	Preliminary.

(b)	Estimated.

(c)
The estimated fully phased-in SLR (Non-GAAP) is based on our interpretation of the U.S. capital rules. When the SLR is fully phased-in in 2018 as a required minimum ratio, we expect to maintain an SLR of over 5%. The minimum required SLR is 3% and there is a 2% buffer, in addition to the minimum, that is applicable to U.S. G-SIBs. The insured depository institution subsidiaries of the U.S. G-SIBs, including those of BNY Mellon, must maintain a 6% SLR to be considered “well capitalized.”

Liquidity Coverage Ratio (“LCR”)

The U.S. LCR rules became fully phased-in on Jan. 1, 2017 and require BNY Mellon to meet an LCR of 100%. On a consolidated basis, our average LCR was 118% for 4Q17. High-quality liquid assets (“HQLA”), before haircuts and trapped liquidity, totaled $193 billion at Dec. 31, 2017 and averaged $170 billion for 4Q17.

Page - 14

BNY Mellon 4Q17 Earnings Release

INVESTMENT MANAGEMENT provides investment management services to institutional and retail investors, as well as investment management, wealth and estate planning and private banking solutions to high net worth individuals and families, and foundations and endowments.

(dollars in millions, unless otherwise noted)							4Q17 vs.
	4Q17		3Q17	2Q17	1Q17	4Q16	3Q17	4Q16
Revenue:
Investment management fees:
Mutual funds	$341		$332	$314	$299	$297	3%	15%
Institutional clients	378		367	362	348	340	3	11
Wealth management	179		172	169	167	164	4	9
Investment management fees (a)	898		871	845	814	801	3	12
Performance fees	50		15	17	12	32	N/M	56
Investment management and performance fees	948		886	862	826	833	7	14
Distribution and servicing	51		51	53	52	48	—	6
Other (a)	(25)		(19)	(16)	(1)	(1)	N/M	N/M
Total fee and other revenue (a)	974		918	899	877	880	6	11
Net interest revenue	74		82	87	86	80	(10)	(8)
Total revenue	1,048		1,000	986	963	960	5	9
Provision for credit losses	1		(2)	—	3	6	N/M	N/M
Noninterest expense (ex. amortization of intangible assets)	756		687	683	668	672	10	13
Amortization of intangible assets	15		15	15	15	22	—	(32)
Total noninterest expense	771		702	698	683	694	10	11
Income before taxes	$276		$300	$288	$277	$260	(8)%	6%
Income before taxes (ex. amortization of intangible assets) – Non-GAAP	$291		$315	$303	$292	$282	(8)%	3%

Pre-tax operating margin	26%		30%	29%	29%	27%
Adjusted pre-tax operating margin – Non-GAAP (b)	31%		35%	34%	34%	33%

Changes in AUM (in billions): (c)
Beginning balance of AUM	$1,824		$1,771	$1,727	$1,648	$1,715
Net inflows (outflows):
Long-term strategies:
Equity	(6)		(2)	(2)	(4)	(5)
Fixed income	(2)		4	2	2	(1)
Liability-driven investments (d)	23		(2)	15	14	(7)
Multi-asset and alternative investments	2		3	1	2	3
Total long-term active strategies inflows (outflows)	17		3	16	14	(10)
Index	(1)		(3)	(13)	—	(1)
Total long-term strategies inflows (outflows)	16		—	3	14	(11)
Short term strategies:
Cash	(4)		10	11	13	(3)
Total net inflows (outflows)	12		10	14	27	(14)
Net market impact/other	47		17	1	41	(11)
Net currency impact	10		26	29	11	(42)
Ending balance of AUM	$1,893	(e)	$1,824	$1,771	$1,727	$1,648	4%	15%

AUM at period end, by product type: (c)
Equity	9%		9%	9%	9%	9%
Fixed income	11		11	11	11	11
Index	18		18	18	19	19
Liability-driven investments (d)	35		35	35	34	34
Multi-asset and alternative investments	11		11	11	11	11
Cash	16		16	16	16	16
Total AUM	100%	(e)	100%	100%	100%	100%

Average balances:
Average loans	$16,813		$16,724	$16,560	$16,153	$15,673	1%	7%
Average deposits	$11,633		$12,374	$14,866	$15,781	$15,511	(6)%	(25)%

(a)
Total fee and other revenue includes the impact of the consolidated investment management funds, net of noncontrolling interests. See page 27 for a breakdown of the revenue line items in the Investment Management business impacted by the consolidated investment management funds. Additionally, other revenue includes asset servicing, treasury services, foreign exchange and other trading revenue and investment and other income.

(b)
Excludes amortization of intangible assets, provision for credit losses and distribution and servicing expense. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 23 for the reconciliation of this Non-GAAP measure.

(c)	Excludes securities lending cash management assets and assets managed in the Investment Services business.

(d)	Includes currency overlay assets under management.

(e)	Preliminary.
N/M – Not meaningful.

Page - 15

BNY Mellon 4Q17 Earnings Release

INVESTMENT MANAGEMENT KEY POINTS

•
Income before taxes totaled $276 million in 4Q17, an increase of 6% year-over-year and a decrease of 8% sequentially. Income before taxes, excluding amortization of intangible assets (Non-GAAP), totaled $291 million in 4Q17, an increase of 3% year-over-year and a decrease of 8% sequentially.

•	Pre-tax operating margin of 26% in 4Q17 decreased 78 bps year-over-year and 366 bps sequentially.

•	Adjusted pre-tax operating margin (Non-GAAP) of 31% in 4Q17 decreased 240 bps year-over-year and 422 bps sequentially.

•
Total revenue was $1.0 billion, an increase of 9% year-over-year and 5% sequentially, primarily reflecting higher investment management fees and performance fees, partially offset by lower other revenue.

•	42% of non-U.S. revenue in 4Q17 and 4Q16.

•
Investment management fees increased 12% year-over-year and 3% sequentially, primarily reflecting higher equity market values and higher money market fees. The year-over-year increase also reflects the favorable impact of a weaker U.S. dollar (principally versus the British pound). On a constant currency basis, investment management fees increased 9% (Non-GAAP) compared with 4Q16.

•	Net long-term inflows of $16 billion in 4Q17 reflect inflows of liability-driven investments, partially offset by outflows of active equity and fixed income investments and index funds.

•	Net short-term outflows of $4 billion in 4Q17.

•
Other revenue declined year-over-year primarily reflecting losses on hedging activity and higher payments to Investment Services related to higher money market fees, partially offset by seed capital gains.

•	Net interest revenue decreased 8% year-over-year and 10% sequentially. Both decreases primarily reflect lower average deposits.

•	Average loans increased 7% year-over-year and 1% sequentially.

•	Average deposits decreased 25% year-over-year and 6% sequentially.

•
Total noninterest expense (excluding amortization of intangible assets) increased 13% year-over-year and 10% sequentially. Both increases primarily reflect higher severance, incentive and software expenses. The year-over-year increase also reflects the unfavorable impact of the weaker U.S. dollar. The sequential increase also reflects seasonally higher business development expenses. Noninterest expense for 4Q17 includes $30 million related to severance and litigation.

Page - 16

BNY Mellon 4Q17 Earnings Release

INVESTMENT SERVICES provides business and technology solutions to financial institutions, corporations, public funds and government agencies, including: asset servicing (custody, foreign exchange, fund services, broker-dealer services, securities finance, collateral and liquidity services), clearing services (primarily Pershing LLC), issuer services (depositary receipts and corporate trust) and treasury services (global payments, trade finance and cash management).

(dollars in millions, unless otherwise noted)							4Q17 vs.
	4Q17		3Q17	2Q17	1Q17	4Q16	3Q17	4Q16
Revenue:
Investment services fees:
Asset servicing	$1,106		$1,081	$1,061	$1,038	$1,043	2%	6%
Clearing services	400		381	393	375	354	5	13
Issuer services	196		288	241	250	211	(32)	(7)
Treasury services	136		141	139	139	139	(4)	(2)
Total investment services fees	1,838		1,891	1,834	1,802	1,747	(3)	5
Foreign exchange and other trading revenue	168		154	145	153	157	9	7
Other (a)	135		142	136	129	128	(5)	5
Total fee and other revenue	2,141		2,187	2,115	2,084	2,032	(2)	5
Net interest revenue	813		777	761	707	713	5	14
Total revenue	2,954		2,964	2,876	2,791	2,745	—	8
Provision for credit losses	(2)		(2)	(3)	—	—	N/M	N/M
Noninterest expense (ex. amortization of intangible assets)	2,060		1,837	1,889	1,812	1,786	12	15
Amortization of intangible assets	37		37	38	37	38	—	(3)
Total noninterest expense	2,097		1,874	1,927	1,849	1,824	12	15
Income before taxes	$859		$1,092	$952	$942	$921	(21)%	(7)%
Income before taxes (ex. amortization of intangible assets) – Non-GAAP	$896		$1,129	$990	$979	$959	(21)%	(7)%

Pre-tax operating margin	29%		37%	33%	34%	34%
Adjusted pre-tax operating margin (ex. provision for credit losses and amortization of intangible assets) – Non-GAAP	30%		38%	34%	35%	35%

Investment services fees as a percentage of noninterest expense (ex. amortization of intangible assets)	89%		103%	97%	99%	98%

Securities lending revenue	$45		$41	$42	$40	$44	10%	2%

Metrics:
Average loans	$38,845		$38,038	$40,931	$42,818	$45,832	2%	(15)%
Average deposits	$204,680		$198,299	$200,417	$197,690	$213,531	3%	(4)%

AUC/A at period end (in trillions) (b)	$33.3	(c)	$32.2	$31.1	$30.6	$29.9	3%	11%
Market value of securities on loan at period end (in billions) (d)	$408		$382	$336	$314	$296	7%	38%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$575	(c)	$166	$152	$109	$141

Clearing services:
Average active clearing accounts (U.S. platform) (in thousands)	6,126		6,203	6,159	6,058	5,960	(1)%	3%
Average long-term mutual fund assets (U.S. platform)	$508,873		$500,998	$480,532	$460,977	$438,460	2%	16%
Average investor margin loans (U.S. platform)	$9,822		$8,886	$9,812	$10,740	$10,562	11%	(7)%

Depositary Receipts:
Number of sponsored programs	886		938	1,025	1,050	1,062	(6)%	(17)%

Broker-Dealer:
Average tri-party repo balances (in billions)	$2,606		$2,534	$2,498	$2,373	$2,307	3%	13%

(a)	Other revenue includes investment management fees, financing-related fees, distribution and servicing revenue and investment and other income.

(b)
Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.3 trillion at Dec. 31, 2017 and Sept. 30, 2017 and $1.2 trillion at June 30, 2017, March 31, 2017 and Dec. 31, 2016.

(c)	Preliminary.

(d)
Represents the total amount of securities on loan in our agency securities lending program managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent on behalf of CIBC Mellon clients, which totaled $71 billion at Dec. 31, 2017, $68 billion at Sept. 30, 2017, $66 billion at June 30, 2017, $65 billion at March 31, 2017 and $63 billion at Dec. 31, 2016.

N/M – Not meaningful.

Page - 17

BNY Mellon 4Q17 Earnings Release

INVESTMENT SERVICES KEY POINTS

•	Income before taxes totaled $859 million in 4Q17. Income before taxes, excluding amortization of intangible assets (Non-GAAP), totaled $896 million in 4Q17.

•	The pre-tax operating margin was 29% in 4Q17. The pre-tax operating margin, excluding the provision for credit losses and amortization of intangible assets (Non-GAAP), was 30% in 4Q17.

•	Investment services fees as a percentage of noninterest expense (excluding amortization of intangible assets) was 89% in 4Q17.

•	Investment services fees increased 5% year-over-year and decreased 3% sequentially.

•
Asset servicing fees increased 6% year-over-year and 2% sequentially. The year-over-year increase primarily reflects higher equity market values, net new business, including growth in collateral management, and the favorable impact of the weaker U.S. dollar. The sequential increase was primarily driven by net new business, securities lending, equity market values and money market fees.

•
Clearing services fees increased 13% year-over-year and 5% sequentially. The year-over-year increase primarily reflects higher money market fees and growth in long-term mutual fund assets. Both increases also reflect termination fees due to lost business recorded in 4Q17.

•
Issuer services fees decreased 7% year-over-year and 32% sequentially. The year-over-year decrease primarily reflects lower volumes, fewer corporate actions and lower fees due to a reduction in shares outstanding in certain Depositary Receipts programs, partially offset by higher Corporate Trust revenue. The sequential decrease primarily reflects seasonality in Depositary Receipts revenue.

•
Treasury services fees decreased 2% year-over-year and 4% sequentially, primarily reflecting higher compensating balance credits provided to clients, which reduced fee revenue and increased net interest revenue, partially offset by higher payment volumes.

•
Foreign exchange and other trading revenue increased 7% year-over-year and 9% sequentially. Year-over year, higher volumes were offset by lower volatility. The sequential increase reflects higher volumes.

•
Other revenue increased 5% year-over-year primarily reflecting higher payments from Investment Management related to higher money market fees. The 5% sequential decrease primarily reflects lower financing-related fees.

•
Net interest revenue increased 14% year-over-year and 5% sequentially. Both increases primarily reflect higher interest rates. The year-over-year increase was partially offset by lower loan and deposit volumes. The sequential increase also reflects higher loan and deposit volumes.

•
Noninterest expense (excluding amortization of intangible assets) increased 15% year-over-year and 12% sequentially. Both increases primarily reflect higher severance, litigation, an asset impairment and additional technology related costs. The year-over-year increase also reflects higher incentives expense and the unfavorable impact of the weaker U.S. dollar. Noninterest expense for 4Q17 includes $233 million related to severance, litigation and an asset impairment.

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BNY Mellon 4Q17 Earnings Release

OTHER SEGMENT primarily includes leasing operations, certain corporate treasury activities, derivatives, global markets, business exits and other corporate revenue and expense items.

(in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
Revenue:
Fee and other revenue	$(247)	$69	$113	$72	$42
Net interest (expense) revenue	(36)	(20)	(22)	(1)	38
Total revenue	(283)	49	91	71	80
Provision for credit losses	(5)	(2)	(4)	(8)	1
Noninterest expense (ex. M&I and restructuring charges)	134	77	28	106	108
M&I and restructuring charges	1	—	—	1	2
Total noninterest expense	135	77	28	107	110
(Loss) income before taxes	$(413)	$(26)	$67	$(28)	$(31)
(Loss) income before taxes (ex. M&I and restructuring charges) – Non-GAAP	$(412)	$(26)	$67	$(27)	$(29)

Average loans and leases	$1,114	$1,182	$1,302	$1,341	$2,142

KEY POINTS

•
Total fee and other revenue decreased $289 million compared with 4Q16 and $316 million compared with 3Q17, primarily reflecting the impact of U.S. tax legislation on our investments in renewable energy and net securities losses. The net impact of U.S. tax legislation on renewable energy investments was de minimis to net income, as the pre-tax accounting resulted in a reduction of $279 million to investment and other income, which was offset by the tax benefit from remeasurement of the related deferred tax liability.

•
Net interest revenue decreased $74 million compared with 4Q16 and $16 million compared with 3Q17. Both decreases primarily reflect leasing-related adjustments, partially offset by higher interest rates. The year-over-year decrease also reflects the positive impact of interest rate hedging activities and a premium amortization adjustment, both recorded in 4Q16.

•
Noninterest expense (excluding M&I and restructuring charges) increased $26 million compared with 4Q16 and increased $57 million compared with 3Q17. Both increases were primarily driven by severance expense of $19 million recorded in 4Q17. The sequential increase also reflects higher professional, legal and other purchased services and occupancy expenses.

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BNY Mellon 4Q17 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement

(in millions)	Quarter ended			Year ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Fee and other revenue
Investment services fees:
Asset servicing	$1,130	$1,105	$1,068	$4,383	$4,244
Clearing services	400	383	355	1,553	1,404
Issuer services	197	288	211	977	1,026
Treasury services	137	141	140	557	547
Total investment services fees	1,864	1,917	1,774	7,470	7,221
Investment management and performance fees	962	901	848	3,584	3,350
Foreign exchange and other trading revenue	166	173	161	668	701
Financing-related fees	54	54	50	216	219
Distribution and servicing	38	40	41	160	166
Investment and other income (loss)	(198)	63	70	64	341
Total fee revenue	2,886	3,148	2,944	12,162	11,998
Net securities (losses) gains	(26)	19	10	3	75
Total fee and other revenue	2,860	3,167	2,954	12,165	12,073
Operations of consolidated investment management funds
Investment income	17	10	8	74	35
Interest of investment management fund note holders	—	—	3	4	9
Income from consolidated investment management funds	17	10	5	70	26
Net interest revenue
Interest revenue	1,219	1,151	928	4,382	3,575
Interest expense	368	312	97	1,074	437
Net interest revenue	851	839	831	3,308	3,138
Total revenue	3,728	4,016	3,790	15,543	15,237
Provision for credit losses	(6)	(6)	7	(24)	(11)
Noninterest expense
Staff	1,614	1,469	1,395	5,972	5,733
Professional, legal and other purchased services	338	305	325	1,274	1,185
Software and equipment	297	233	237	985	894
Net occupancy	153	141	153	569	590
Distribution and servicing	106	109	98	419	405
Sub-custodian	59	62	57	250	245
Business development	66	49	71	229	245
Bank assessment charges	53	51	53	220	219
Other	188	177	175	724	721
Amortization of intangible assets	52	52	60	209	237
M&I, litigation and restructuring charges	80	6	7	106	49
Total noninterest expense	3,006	2,654	2,631	10,957	10,523
Income
Income before income taxes	728	1,368	1,152	4,610	4,725
(Benefit) provision for income taxes	(453)	348	280	496	1,177
Net income	1,181	1,020	872	4,114	3,548
Net (income) attributable to noncontrolling interests (includes $(9), $(3), $(4), $(33) and $(10) related to consolidated investment management funds, respectively)	(6)	(2)	(2)	(24)	(1)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	1,175	1,018	870	4,090	3,547
Preferred stock dividends	(49)	(35)	(48)	(175)	(122)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$1,126	$983	$822	$3,915	$3,425

Page - 20

BNY Mellon 4Q17 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement - continued

Net income applicable to common shareholders of The Bank of New York Mellon Corporation used for the earnings per share calculation	Quarter ended			Year ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
(in millions)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$1,126	$983	$822	$3,915	$3,425
Less: Earnings allocated to participating securities (a)	8	8	13	43	52
Net income applicable to the common shareholders of The Bank of New York Mellon Corporation after required adjustments for the calculation of basic and diluted earnings per common share	$1,118	$975	$809	$3,872	$3,373

(a)
Beginning in 3Q17, vested stock awards to retirement eligible employees are included in common shares outstanding for earnings per share purposes. This change increased both average basic and average diluted shares outstanding by approximately 6 million and reduced earnings allocated to participating securities by $6 million for 3Q17, which resulted in a de minimis impact to both basic and diluted earnings per share.

Average common shares and equivalents outstanding of The Bank of New York Mellon Corporation (a)	Quarter ended			Year ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
(in thousands)
Basic	1,024,828	1,035,337	1,050,888	1,034,281	1,066,286
Diluted	1,030,404	1,041,138	1,056,818	1,040,290	1,072,013

(a)
Beginning in 3Q17, vested stock awards to retirement eligible employees are included in common shares outstanding for earnings per share purposes. This change increased both average basic and average diluted shares outstanding by approximately 6 million and reduced earnings allocated to participating securities by $6 million for 3Q17, which resulted in a de minimis impact to both basic and diluted earnings per share.

Earnings per share applicable to the common shareholders of The Bank of New York Mellon Corporation	Quarter ended			Year ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
(in dollars)
Basic	$1.09	$0.94	$0.77	$3.74	$3.16
Diluted	$1.08	$0.94	$0.77	$3.72	$3.15

Page - 21

BNY Mellon 4Q17 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Consolidated Balance Sheet

(dollars in millions, except per share amounts)	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016

Assets
Cash and due from:
Banks	$5,382	$5,557	$4,822
Interest-bearing deposits with the Federal Reserve and other central banks	91,510	75,808	58,041
Interest-bearing deposits with banks	11,979	15,256	15,086
Federal funds sold and securities purchased under resale agreements	28,135	27,883	25,801
Securities:
Held-to-maturity (fair value of $40,512, $39,928 and $40,669)	40,827	39,995	40,905
Available-for-sale	79,543	80,054	73,822
Total securities	120,370	120,049	114,727
Trading assets	6,022	4,666	5,733
Loans	61,540	59,068	64,458
Allowance for loan losses	(159)	(161)	(169)
Net loans	61,381	58,907	64,289
Premises and equipment	1,634	1,631	1,303
Accrued interest receivable	610	547	568
Goodwill	17,564	17,543	17,316
Intangible assets	3,411	3,461	3,598
Other assets	23,029	22,287	20,954
Subtotal assets of operations	371,027	353,595	332,238
Assets of consolidated investment management funds, at fair value	731	802	1,231
Total assets	$371,758	$354,397	$333,469
Liabilities
Deposits:
Noninterest-bearing (principally U.S. offices)	$82,716	$80,380	$78,342
Interest-bearing deposits in U.S. offices	52,294	46,023	52,049
Interest-bearing deposits in Non-U.S. offices	109,312	104,593	91,099
Total deposits	244,322	230,996	221,490
Federal funds purchased and securities sold under repurchase agreements	15,163	10,314	9,989
Trading liabilities	3,984	3,253	4,389
Payables to customers and broker-dealers	20,184	21,176	20,987
Commercial paper	3,075	2,501	—
Other borrowed funds	3,028	3,353	754
Accrued taxes and other expenses	6,225	6,070	5,867
Other liabilities (includes allowance for lending-related commitments of $102, $104 and $112)	6,050	7,195	5,635
Long-term debt	27,979	28,408	24,463
Subtotal liabilities of operations	330,010	313,266	293,574
Liabilities of consolidated investment management funds, at fair value	2	27	315
Total liabilities	330,012	313,293	293,889
Temporary equity
Redeemable noncontrolling interests	179	197	151
Permanent equity
Preferred stock – par value $0.01 per share; authorized 100,000,000 shares; issued 35,826, 35,826 and 35,826 shares	3,542	3,542	3,542
Common stock – par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,354,163,581, 1,352,363,932 and 1,333,706,427 shares	14	14	13
Additional paid-in capital	26,665	26,588	25,962
Retained earnings	25,635	24,757	22,621
Accumulated other comprehensive loss, net of tax	(2,357)	(2,781)	(3,765)
Less: Treasury stock of 340,721,136, 328,341,579 and 286,218,126 common shares, at cost	(12,248)	(11,597)	(9,562)
Total The Bank of New York Mellon Corporation shareholders’ equity	41,251	40,523	38,811
Nonredeemable noncontrolling interests of consolidated investment management funds	316	384	618
Total permanent equity	41,567	40,907	39,429
Total liabilities, temporary equity and permanent equity	$371,758	$354,397	$333,469

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BNY Mellon 4Q17 Earnings Release

SUPPLEMENTAL INFORMATION – IMPACT OF U.S. TAX LEGISLATION AND OTHER CHARGES

Amounts included in 4Q17 results - by business segment (dollars in millions)	U.S. tax legislation			Other charges (a)
	Investment Management	Investment Services	Other	Investment Management	Investment Services	Other	Total
Fee and other revenue	$—	$—	$(279)	$—	$—	$(37)	$(37)
Net interest revenue	—	—	(4)	—	—	—	—
Total revenue	—	—	(283)	—	—	(37)	(37)
Total noninterest expense	—	—	—	30	233	19	282
Income before taxes	$—	$—	$(283)	$(30)	$(233)	$(56)	$(319)

(a)	Other charges include severance, litigation, an asset impairment and investment securities losses related to the sale of certain securities.

Our estimate of the impact of U.S. tax legislation is based on certain assumptions and our current interpretation of the Tax Cuts and Jobs Act, and may change, possibly materially, as we refine our analysis and as further information becomes available.

SUPPLEMENTAL INFORMATION – EXPLANATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

BNY Mellon has included in this Earnings Release certain Non-GAAP financial measures based on estimated fully phased-in CET1 and other risk-based capital ratios, the estimated fully phased-in SLR and tangible common shareholders’ equity. BNY Mellon believes that the CET1 and other risk-based capital ratios, on a fully phased-in basis, and the SLR, on a fully phased-in basis, are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, required by regulatory authorities. The tangible common shareholders’ equity ratio, which excludes goodwill and intangible assets, net of deferred tax liabilities, includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets. BNY Mellon believes that the return on tangible common equity measure is an additional useful measure for investors because it presents a measure of those assets that can generate income. BNY Mellon has provided a measure of tangible book value per common share, which it believes provides additional useful information as to the level of tangible assets in relation to shares of common stock outstanding.

BNY Mellon has presented revenue measures, which exclude the effect of noncontrolling interests related to consolidated investment management funds, and expense measures, which exclude amortization of intangible assets and M&I, litigation and restructuring charges.

Operating margin, operating leverage and return on equity measures, which exclude some or all of these items, are also presented. Operating margin measures may also exclude the provision for credit losses and distribution and servicing expense. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons, which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. M&I expenses primarily relate to acquisitions and generally continue for approximately three years after the transaction. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our streamlining actions and Operational Excellence Initiatives. Excluding the charges mentioned above permits investors to view expenses on a basis consistent with how management views the business.

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BNY Mellon 4Q17 Earnings Release

The presentation of revenue growth on a constant currency basis permits investors to assess the significance of changes in foreign currency exchange rates. Growth rates on a constant currency basis were determined by applying the current period foreign currency exchange rates to the prior period revenue. BNY Mellon believes that this presentation, as a supplement to GAAP information, gives investors a clearer picture of the related revenue results without the variability caused by fluctuations in foreign currency exchange rates.

The presentation of income from consolidated investment management funds, net of net income attributable to noncontrolling interests related to the consolidation of certain investment management funds, permits investors to view revenue on a basis consistent with how management views the business. BNY Mellon believes that these presentations, as a supplement to GAAP information, give investors a clearer picture of the results of its primary businesses.

Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and on a business-level basis.

The following table presents the reconciliation of the pre-tax operating margin ratio.

Pre-tax operating margin
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
Income before income taxes – GAAP	$728	$1,368	$1,308	$1,206	$1,152
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	9	3	3	18	4
Add: Amortization of intangible assets	52	52	53	52	60
M&I, litigation and restructuring charges	80	6	12	8	7
Income before income taxes, as adjusted – Non-GAAP (a)	$851	$1,423	$1,370	$1,248	$1,215

Fee and other revenue – GAAP	$2,860	$3,167	$3,120	$3,018	$2,954
Income from consolidated investment management funds – GAAP	17	10	10	33	5
Net interest revenue – GAAP	851	839	826	792	831
Total revenue – GAAP	3,728	4,016	3,956	3,843	3,790
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	9	3	3	18	4
Total revenue, as adjusted – Non-GAAP (a)	$3,719	$4,013	$3,953	$3,825	$3,786

Pre-tax operating margin – GAAP (b)(c)	20%	34%	33%	31%	30%
Adjusted pre-tax operating margin – Non-GAAP (a)(b)(c)	23%	35%	35%	33%	32%

(a)
Non-GAAP information for all periods presented excludes net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges.

(b)	Income before taxes divided by total revenue.

(c)
Our GAAP earnings include tax-advantaged investments such as low income housing, renewable energy, corporate/bank-owned life insurance and tax-exempt securities. The benefits of these investments are primarily reflected in tax expense. If reported on a tax-equivalent basis, these investments would increase revenue and income before taxes by $66 million for 4Q17, $102 million for 3Q17, $106 million for 2Q17, $101 million for 1Q17 and $92 million for 4Q16 and would increase our pre-tax operating margin by approximately 1.4% for 4Q17, 1.6% for 3Q17, 1.8% for 2Q17 and 1Q17 and 1.7% for 4Q16.

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BNY Mellon 4Q17 Earnings Release

The following table presents the reconciliation of the operating leverage.

Operating leverage				4Q17 vs.
(dollars in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
Total revenue – GAAP	$3,728	$4,016	$3,790	(7.17)%		(1.64)%
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	9	3	4
Total revenue, as adjusted – Non-GAAP	$3,719	$4,013	$3,786	(7.33)%		(1.77)%

Total noninterest expense – GAAP	$3,006	$2,654	$2,631	13.26%		14.25%
Less: Amortization of intangible assets	52	52	60
M&I, litigation and restructuring charges	80	6	7
Total noninterest expense, as adjusted – Non-GAAP	$2,874	$2,596	$2,564	10.71%		12.09%

Operating leverage – GAAP (a)				(2,043	) bps	(1,589	) bps
Adjusted operating leverage – Non-GAAP (a)(b)				(1,804	) bps	(1,386	) bps

(a)	Operating leverage is the rate of increase (decrease) in total revenue less the rate of increase (decrease) in total noninterest expense.

(b)
Non-GAAP operating leverage for all periods presented excludes net income attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges.

bps – basis points.

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16	FY17
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$1,126	$983	$926	$880	$822	$3,915
Add: Amortization of intangible assets	52	52	53	52	60	209
Less: Tax impact of amortization of intangible assets	18	17	19	18	19	72
Adjusted net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	1,160	1,018	960	914	863	4,052
Add: M&I, litigation and restructuring charges	80	6	12	8	7	106
Less: Tax impact of M&I, litigation and restructuring charges	15	—	3	2	3	20
Adjusted net income applicable to common shareholders of The Bank of New York Mellon Corporation, as adjusted – Non-GAAP (a)	$1,225	$1,024	$969	$920	$867	$4,138

Average common shareholders’ equity	$36,952	$36,780	$35,862	$34,965	$35,171	$36,145
Less: Average goodwill	17,518	17,497	17,408	17,338	17,344	17,441
Average intangible assets	3,437	3,487	3,532	3,578	3,638	3,508
Add: Deferred tax liability – tax deductible goodwill (b)	1,034	1,561	1,542	1,518	1,497	1,034
Deferred tax liability – intangible assets (b)	718	1,092	1,095	1,100	1,105	718
Average tangible common shareholders’ equity – Non-GAAP	$17,749	$18,449	$17,559	$16,667	$16,791	$16,948

Return on common equity – GAAP (c)	12.1%	10.6%	10.4%	10.2%	9.3%	10.8%
Adjusted return on common equity – Non-GAAP (a)(c)	13.2%	11.0%	10.8%	10.7%	9.8%	11.4%

Return on tangible common equity – Non-GAAP (c)	25.9%	21.9%	21.9%	22.2%	20.4%	23.9%
Adjusted return on tangible common equity – Non-GAAP (a)(c)	27.4%	22.0%	22.1%	22.4%	20.5%	24.4%

(a)	Non-GAAP information for all periods presented excludes amortization of intangible assets and M&I, litigation and restructuring charges.

(b)	Deferred tax liabilities are based on fully phased-in Basel III capital rules. Deferred tax liabilities at Dec. 31, 2017 have been remeasured at the lower statutory corporate tax rate.

(c)	Quarterly returns are annualized.

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BNY Mellon 4Q17 Earnings Release

The following table presents the reconciliation of the book value per common share.

Book value per common share	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	March 31, 2017	Dec. 31, 2016
(dollars in millions, unless otherwise noted)
BNY Mellon shareholders’ equity at period end – GAAP	$41,251	$40,523	$39,974	$39,138	$38,811
Less: Preferred stock	3,542	3,542	3,542	3,542	3,542
BNY Mellon common shareholders’ equity at period end – GAAP	37,709	36,981	36,432	35,596	35,269
Less: Goodwill	17,564	17,543	17,457	17,355	17,316
Intangible assets	3,411	3,461	3,506	3,549	3,598
Add: Deferred tax liability – tax deductible goodwill (a)	1,034	1,561	1,542	1,518	1,497
Deferred tax liability – intangible assets (a)	718	1,092	1,095	1,100	1,105
BNY Mellon tangible common shareholders’ equity at period end – Non-GAAP	$18,486	$18,630	$18,106	$17,310	$16,957

Period-end common shares outstanding (in thousands)	1,013,442	1,024,022	1,033,156	1,039,877	1,047,488

Book value per common share – GAAP	$37.21	$36.11	$35.26	$34.23	$33.67
Tangible book value per common share – Non-GAAP	$18.24	$18.19	$17.53	$16.65	$16.19

(a)	Deferred tax liabilities are based on fully phased-in Basel III capital rules. Deferred tax liabilities at Dec. 31, 2017 have been remeasured at the lower statutory corporate tax rate.

The following table presents the impact of changes in foreign currency exchange rates on our consolidated investment management and performance fees.

Investment management and performance fees – Consolidated			4Q17 vs.
(dollars in millions)	4Q17	4Q16	4Q16
Investment management and performance fees – GAAP	$962	$848	13%
Impact of changes in foreign currency exchange rates	—	21
Investment management and performance fees, as adjusted – Non-GAAP	$962	$869	11%

The following table presents income from consolidated investment management funds, net of noncontrolling interests.

Income from consolidated investment management funds, net of noncontrolling interests
(in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
Income from consolidated investment management funds	$17	$10	$10	$33	$5
Less: Net income attributable to noncontrolling interests of consolidated investment management funds	9	3	3	18	4
Income from consolidated investment management funds, net of noncontrolling interests	$8	$7	$7	$15	$1

The following table presents the impact of changes in foreign currency exchange rates on investment management fees reported in the Investment Management business.

Investment management fees - Investment Management business			4Q17 vs.
(dollars in millions)	4Q17	4Q16	4Q16
Investment management fees – GAAP	$898	$801	12%
Impact of changes in foreign currency exchange rates	—	20
Investment management fees, as adjusted – Non-GAAP	$898	$821	9%

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BNY Mellon 4Q17 Earnings Release

The following table presents the revenue line items in the Investment Management business impacted by the consolidated investment management funds.

Income from consolidated investment management funds, net of noncontrolling interests - Investment Management business
(in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
Investment management fees	$—	$1	$2	$2	$4
Other (Investment income (loss))	8	6	5	13	(3)
Income from consolidated investment management funds, net of noncontrolling interests	$8	$7	$7	$15	$1

The following table presents the reconciliation of the pre-tax operating margin for the Investment Management business.

Pre-tax operating margin - Investment Management business
(dollars in millions)	4Q17	3Q17	2Q17	1Q17	4Q16
Income before income taxes – GAAP	$276	$300	$288	$277	$260
Add: Amortization of intangible assets	15	15	15	15	22
Provision for credit losses	1	(2)	—	3	6
Adjusted income before income taxes, excluding amortization of intangible assets and provision for credit losses – Non-GAAP	$292	$313	$303	$295	$288

Total revenue – GAAP	$1,048	$1,000	$986	$963	$960
Less: Distribution and servicing expense	107	110	104	101	98
Adjusted total revenue, net of distribution and servicing expense – Non-GAAP	$941	$890	$882	$862	$862

Pre-tax operating margin – GAAP (a)	26%	30%	29%	29%	27%
Adjusted pre-tax operating margin, excluding amortization of intangible assets, provision for credit losses and distribution and servicing expense – Non-GAAP (a)	31%	35%	34%	34%	33%
(a)    Income before taxes divided by total revenue.

DIVIDENDS

Common – On Jan. 18, 2018, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of $0.24 per share. This cash dividend is payable on Feb. 9, 2018 to shareholders of record as of the close of business on Jan. 30, 2018.

Preferred – On Jan. 18, 2018, The Bank of New York Mellon Corporation declared the following dividends for the noncumulative perpetual preferred stock, liquidation preference $100,000 per share, for the dividend period ending in March 2018, in each case payable on March 20, 2018 to holders of record as of the close of business on March 5, 2018:

•
$1,000.00 per share on the Series A Preferred Stock (equivalent to $10.0000 per Normal Preferred Capital Security of Mellon Capital IV, each representing a 1/100th interest in a share of the Series A Preferred Stock);

•	$1,300.00 per share on the Series C Preferred Stock (equivalent to $0.3250 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock); and

•	$2,312.50 per share on the Series F Preferred Stock (equivalent to $23.1250 per depositary share, each representing a 1/100th interest in a share of the Series F Preferred Stock).

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BNY Mellon 4Q17 Earnings Release

CAUTIONARY STATEMENT

A number of statements (i) in this Earnings Release, (ii) in our presentations and (iii) in the responses to questions on our conference call discussing our quarterly results and other public events may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios, preliminary business metrics and statements regarding the estimated impact of the U.S. tax legislation, including the effective tax rate. These statements may be expressed in a variety of ways, including the use of future or present tense language. Words such as “estimate,” “forecast,” “project,” “anticipate,” “likely,” “target,” “expect,” “intend,” “continue,” “seek,” “believe,” “plan,” “goal,” “could,” “should,” “may,” “will,” “strategy,” “opportunities,” “trends” and words of similar meaning signify forward-looking statements. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors described in this Earnings Release are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, the Quarterly Report on Form 10-Q for the period ended Sept. 30, 2017 and BNY Mellon’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of Jan. 18, 2018, and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Dec. 31, 2017, BNY Mellon had $33.3 trillion in assets under custody and/or administration, and $1.9 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

CONFERENCE CALL INFORMATION

Charles W. Scharf, chairman and chief executive officer, and Michael P. Santomassimo, chief financial officer, along with other members of the executive management team from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EST on Jan. 18, 2018. This conference call and audio webcast will include forward-looking statements and may include other material information.

Investors and analysts wishing to access the conference call and audio webcast may do so by dialing (800) 390-5696 (U.S.) or (720) 452-9082 (International), and using the passcode: 678511, or by logging on to www.bnymellon.com/investorrelations. Earnings materials will be available at www.bnymellon.com/investorrelations beginning at approximately 6:30 a.m. EST on Jan. 18, 2018. Replays of the conference call and audio webcast will be available beginning Jan. 18, 2018 at approximately 2 p.m. EST through Feb. 17, 2018 by dialing (888) 203-1112 (U.S.) or (719) 457-0820 (International), and using the passcode: 4968536. The archived version of the conference call and audio webcast will also be available at www.bnymellon.com/investorrelations for the same time period.

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